Exhibit 99.1
                     NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 551-206-8104

Champions Oncology Names Brian Alexander to Board as Company Advances Data-Driven Oncology Strategy
Appointment underscores Champions' focus on leveraging clinically relevant data to power next-generation oncology R&D

Hackensack, NJ – March 30, 2026 – Champions Oncology, Inc. (Nasdaq: CSBR), a leading translational oncology research organization, today announced the appointment of Brian Alexander, MD, MPH, to its Board of Directors. Dr. Alexander brings extensive experience at the intersection of oncology, data science, and drug development, having held senior leadership roles at organizations including Valo Health, Flagship Pioneering, and Foundation Medicine. His addition supports Champions' strategy to expand the use of clinically relevant data to inform drug discovery and development.

Champions is advancing an approach that connects its portfolio of patient-derived tumor models with molecular and clinical datasets to drive more informed decision-making across the drug development lifecycle. This foundation enables the use of advanced analytics and AI to generate deeper insights into disease biology and improve R&D outcomes. Dr. Alexander's appointment reflects the Company's continued investment in this capability and its evolution toward a more connected translational research platform.

"Brian brings a unique combination of clinical, scientific, and data-driven leadership experience that aligns closely with where Champions is heading," said Ronnie Morris, Chairman of the Board at Champions Oncology. "As we continue to expand our data capabilities, his perspective will help us better link tumor models with multi-omic and patient data, accelerate discovery, and support more efficient clinical development."

Exhibit 99.1
"I'm excited to join Champions at an important point in its evolution," said Dr. Alexander. "The ability to connect well characterized tumor models with rich datasets creates a powerful opportunity to deepen our understanding of disease and enable more informed therapeutic development. I look forward to working with the team to advance this approach."

Champions Oncology is building an integrated platform centered on PDX models, combining patient-derived tumors with comprehensive molecular and clinical data. This approach enhances its ability to support partners across the oncology R&D continuum, from early discovery through translational development, with a more data-informed and analytically driven strategy.

To learn more about how Champions Data Services powers oncology drug discovery, visit: https://www.championsoncology.com/data-ecosystem

About Champions Oncology, Inc.

Champions Oncology is a global preclinical and clinical research services provider that offers end-to-end oncology R&D solutions to biopharma organizations. With the largest and most annotated bank of clinically relevant patient-derived xenograft (PDX) and primary hematological malignancy models, Champions delivers innovative, highest-quality data through proprietary in vivo and ex vivo platforms. Utilizing its large portfolio of cutting-edge bioanalytical platforms, groundbreaking data platform and analytics, and scientific excellence, Champions enables the advancement of preclinical oncology drug discovery and development programs worldwide. For more information, please visit www.ChampionsOncology.com.

Media Inquiries:
Gavin Cooper
Vice President, Global Marketing
gcooper@championsoncology.com
+1 (518) 488 9062